Exhibit 99.1

News Release

Press Release

Contact:	Garland W. Koch
Chief Financial Officer
United PanAm Financial Corp.
949.224.1244
e-mail: gkoch@upfc.com

FOR IMMEDIATE RELEASE

UNITED PANAM FINANCIAL CORP.

ANNOUNCES ENGAGEMENT OF NEW AUDITOR

Newport Beach, Calif., October 4, 2004

United PanAm Financial Corp., a California corporation (the “Company”) (NASDAQ: UPFC), announced today that effective October 1, 2004, the Company’s audit committee has engaged Stonefield Josephson, Inc., as the Company’s new independent accountant, replacing KPMG, LLP, the Company’s former accountants. Stonefield Josephson, Inc. is one of the largest auditing firms based in California and has experience auditing public companies and companies in the financial services industry.

The Company, which is a specialty finance company, originates and acquires for investment, retail automobile installment sales contracts. The Company conducts its automobile finance business through it’s subsidiary United Auto Credit Corporation, which purchases and holds for investment nonprime automobile installment sales contracts, or automobile contracts, originated by independent and franchised dealers of used automobiles. United Auto Credit Corporation has 78 branch offices in 26 states.

Stonefield Josephson’s core practice is the medium sized public and private companies. Stonefield Josephson has spent the last 30 years in this niche, serving diverse industries in finance, hi-tech, manufacturing, distribution, retail, importing, entertainment, as well as health care.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties are detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.